                                EXHIBIT 1

                          FINANCIAL STATEMENTS

                           THE ROCKLAND TRUST COMPANY
                              PROFIT SHARING TRUST


             FINANCIAL STATEMENTS AS OF DECEMBER 31, 1993 AND 1992
                        TOGETHER WITH AUDITORS' REPORT

<PAGE



                            THE ROCKLAND TRUST COMPANY
                               PROFIT SHARING TRUST


                                       INDEX


                                                                   PAGE

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                              1

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 1993 AND 1992                                      2

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS,
WITH FUND INFORMATION, FOR THE YEAR ENDED DECEMBER 31, 1993           3

NOTES TO FINANCIAL STATEMENTS                                       4-7

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT AS OF
DECEMBER 31, 1993                                                  8-10

ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS FOR THE
YEAR ENDED DECEMBER 31, 1993                                         11

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Profit Sharing Committee of
The Rockland Trust Company Profit Sharing Trust:

We have audited the accompanying statements of net assets available for benefits of The Rockland Trust Company Profit Sharing Trust as of December 31, 1993 and 1992, and the related statement of changes in net assets available for benefits, with fund information, for the year ended December 31, 1993. These financial statements and the supplemental schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and supplemental schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1993 and 1992, and the changes in its net assets available for benefits, with fund information, for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.



Boston, Massachusetts
June 6, 1994

                            THE ROCKLAND TRUST COMPANY
                               PROFIT SHARING TRUST

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                        AS OF DECEMBER 31, 1993 AND 1992



                                      ASSETS

                                                        1993           1992
INVESTMENTS, AT QUOTED MARKET VALUE (Note 3):
   Interest-bearing deposits (Note 3)              $1,018,350     $    8,756
   Savings and certificates of deposit (Note 3)        91,371        655,588
   U.S. Government securities                       2,074,980      3,024,395
   Corporate obligations                              345,771        461,863
   Corporate common stocks                          1,844,913      1,773,662
   Wright Near Term Bond Fund (Note 3)                834,160        999,177
                                                    6,209,545      6,923,441

CASH                                                   34,938             89
ACCRUED INCOME RECEIVABLE                              56,359         83,453
CONTRIBUTIONS RECEIVABLE FROM EMPLOYEES
(Notes 1 and 2)                                         5,830         29,449

NET ASSETS AVAILABLE FOR BENEFITS
(Notes 2, 5 and 6)                                 $6,306,672     $7,036,432


   The accompanying notes are an integral part of these financial statements.

                            THE ROCKLAND TRUST COMPANY
                               PROFIT SHARING TRUST


      STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND
               INFORMATION,FOR THE YEAR ENDED DECEMBER 31, 1993

                                          Fixed     Certificates
                            Diversified   Income     of Deposit
                                Fund       Fund         Fund          Total
                              (Note 3)    (Note 3)    (Note 3)

ADDITIONS:
   Voluntary contributions
    by participants         $  203,388      $12,788     $    683   $  216,859
   Interest and dividend
    income                     302,393       57,147        8,988      368,528
   Net realized and
    unrealized gains           269,134        7,889            -      277,023
   Transfers between funds     229,979      348,550            -      578,529
     Total additions         1,004,894      426,374        9,671    1,440,939

DEDUCTIONS:
   Amounts paid to
    participants (Note 1)      905,355      683,838        2,977    1,592,170
   Transfers between funds           -          316      578,213      578,529
     Total deductions          905,355      684,154      581,190    2,170,699

     Net increase (decrease)
     in net assets available
     for benefits               99,539     (257,780)    (571,519)    (729,760)

BALANCE, BEGINNING OF YEAR   5,300,776    1,071,608      664,048    7,036,432

BALANCE, END OF YEAR        $5,400,315   $  813,828    $  92,529   $6,306,672


   The accompanying notes are an integral part of these financial statements.


(PAGE>



                          THE ROCKLAND TRUST COMPANY
                            PROFIT SHARING TRUST


                       NOTES TO FINANCIAL STATEMENTS
                             DECEMBER 31, 1993



(1)    DESCRIPTION OF THE PLAN

The Rockland Trust Company Profit Sharing Plan and Trust was created on September 9, 1971 and restated as of January 1, 1989 for the purpose of carrying out the terms of The Rockland Trust Company Profit Sharing Trust (the Plan), which covers employees of Rockland Trust Company (the Company or
RTC) who meet specified eligibility requirements. In 1990, the assets of the Plan were transferred into a Master Trust. The Master Trust was formed to hold the assets of the Plan and the Middleborough Trust Company (MTC) Profit Sharing Trust. RTC and MTC were under common control by a bank holding company prior to June 20, 1992. On June 20, 1992, RTC merged with MTC. As a result, members of the MTC Profit Sharing Plan became members of the RTC Profit Sharing Plan. All assets of the MTC plan were transferred to the RTC plan, essentially dissolving the Master Trust. The merger had no impact on Plan participants. Investment income, realized gains (losses) and unrealized appreciation (depreciation) of investments are allocated to each plan for the period prior to the merger, as defined in the Plan document.

The Master Trust was made up of four separate funds as follows: the Diversified Fund, the Fixed Income Fund, the Rockland Trust Company Certificates of Deposit Fund and the Middleborough Trust Company Certificates of Deposit Fund. The MTC funds merged with the RTC Certificates of Deposit Fund. The major provisions of the Plan are described below.

Eligibility

An employee becomes a participant in the Plan upon completion of one year of service (1,000 or more hours of service during the Plan year). In order to share in the Company's contribution to the Plan for any year, a participant must:

1.    Have worked 1,000 or more hours during the year.

2. Be employed by the Company on the last business day of the year. However, those participants whose employment terminated during the year because of retirement under the Company's Retirement Plan or because of disability, death or for any reason after attainment of age 65 shall share in the Company's contribution.

Contributions

The Company makes annual contributions to the Plan equal to a certain percentage of the Company's income, subject to certain provisions, as defined in the Plan Agreement. During 1993 and 1992, no such contribution was due to the Plan. In addition, participants may make post-tax voluntary contributions to the Plan in amounts of up to 10% of their annual salary.

Benefits and Vesting

The Company's contribution is allocated to participants based on salaries earned during the year, up to a salary limitation of $235,840. Participants currently may elect to be paid up to 50% of their share (nonrestricted portion) of the Company's contribution. A participant's equity in the remaining 50% (restricted portion), based on his or her vested percentage, is payable to the participant upon termination. Forfeitures are allocated to participants based on salaries earned during the year.

The restricted portion of participants' equity vests according to the following schedule:

                                                  Vesting
                    Years of Service              Percentage
                    Less than 3                      0%
                    3 but less than 4               20
                    4 but less than 5               40
                    5 but less than 6               60
                    6 but less than 7               80
                    7 or more                      100

Until the age of 54 is attained, investments are made in the Diversified Fund exclusively. Upon attaining this required age, participants may specify the manner in which their accounts shall be invested. Each participant may choose to invest in the Diversified Fund, the Fixed Income Fund or in the Certificates of Deposit Fund.

Trustee

The trustee for the Plan is the Trust Department of the Company (the
Trustee).

Priorities of the Plan upon Termination

In the event of the termination or partial termination of the Plan, the Trustee shall liquidate the entire investment in the Plan, after payment of all expenses and after proportional adjustment of accounts to reflect such expenses, fund losses or profits and reallocations to the date of liquidation. Each participating employee, retired participating employee and beneficiary of each deceased participating employee shall be entitled to receive any amounts outstanding to the credit of the participating employee's account as of the date of liquidation.

(2)    ACCOUNTING POLICIES

The Plan recognizes contributions and investment income on the accrual basis. Expenses of operations are paid by the Company.

Reclassifications

Certain reclassifications have been made to prior year balances to conform with the current year's presentation.


(3)    INVESTMENTS

Investments at December 31, 1993 and 1992, as shown in the accompanying financial statements, are stated at market value based on quoted market price.

The Fixed Income Fund consists of cash equivalents, U.S. Government securities and corporate obligations. The Certificates of Deposit Fund consists of cash equivalents, savings and certificates of deposit. These funds are solely participant-directed investments. The Diversified Fund consists of cash equivalents, U.S. Government securities, corporate obligations, corporate common stocks and the Wright Near Term Bond Fund investments, with $1,700,665 being participant-directed investments and $3,699,650 being nonparticipant-directed investments as of December 31, 1993.

Included in the interest-bearing deposits and savings and certificates of deposit in the accompanying statements of net assets available for benefits are the following securities for which the market value exceeds 5% of net Plan assets as of the beginning of the Plan year.

                                                     Shares or      Current
                       Description of Investment     Par Value       Value
December 31,1993       SEI Cash Plus Trust Money
                       Market Portfolio, Class A      810,150      $ 810,150

                       Wright Near Term Bond Fund      76,952        834,160

December 31, 1992      Rockland Trust Company,
                       8.50%, due 1/17/93             502,648        502,648

                       Wright Near Term Bond Fund      93,731        999,177

(4)    FEDERAL INCOME TAX

The Plan has been approved as a qualified plan under the Internal Revenue Code and is exempt from federal income taxes. Although the Plan has a favorable determination letter from the Internal Revenue Service (IRS), this letter has not yet been updated for the latest Plan amendments. However, the Plan sponsor is of the opinion that the Plan, as amended and operated, meets the IRS requirements, and therefore, the Plan continues to be tax-exempt.


(5)    FORFEITURES

Under the provisions of the Plan, if a former participant is reemployed by the Company and incurs less than a five-year break in service, the Company must reinstate any amounts forfeited by the participant. The Plan, as amended, requires all forfeitures, including current year forfeitures, to be segregated throughout the Plan year and then allocated to participants at year-end based on their salaries earned during the year. The forfeitures totaled $22,045 for 1993.


(6)    PLAN OBLIGATIONS

Plan obligations payable to terminated or retired employees included in the accompanying statements of net assets available for benefits amounted to $4,466 and $39,788 for 1993 and 1992, respectively.


(7)    SUBSEQUENT EVENTS

Effective January 1, 1994, the Company amended the Plan to incorporate Internal Revenue Code Section 401(k) provisions. The major changes in the amendment affect vesting requirements, contributions to the Plan, investment selection and the profit sharing formula.

                           THE ROCKLAND TRUST COMPANY
                              PROFIT SHARING TRUST

                                   PLAN NO.  002
                                 E.I.N. 04-1782600
              ITEM 27a-SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              AS OF DECEMBER 31, 1993


Shares or                                                          Quoted
Par Value     Issuer and Description                    Cost     Market Price
            DIVERSIFIED FUND:
             Cash equivalents-
207,900        SEI Cash Plus Trust Money Market
                  Portfolio, Class A                $   207,900    $  207,900

            U.S. GOVERNMENT SECURITIES:
100,000       Federal Home Loan Banks, 7.450%,
                 dated 2/25/87, due 2/25/94              94,250       100,625
100,000       Federal Home Loan Banks, 8.600%,
                 dated 1/25/90, due 1/25/00              98,250       115,344
 50,000       Federal Home Loan Banks, 12.000%,
                 due 2/25/94                             48,063        50,657
100,000       U.S. Treasury Bonds, 8.000%, dated
                 8/16/76, due 8/15/01-96                 95,625       108,781
100,000       U.S. Treasury Bonds, 8.125%, dated
                 8/15/89, due 8/15/19                    97,156       119,094
250,000       U.S. Treasury Bonds, 8.250%, dated
                 5/15/75, due 5/15/05                   244,781       283,908
100,000       U.S. Treasury Bonds, 8.375%, dated
                 8/15/78, due 8/15/08                    99,469       116,688
100,000       U.S. Treasury Bonds, 8.750%, dated
                 11/15/78, due 11/15/08                  99,969       119,719
100,000       U.S. Treasury Bonds, 9.125%, due
                 5/15/09                                100,000       123,250
 50,000       U.S. Treasury Bonds, 10.125%, due
                 11/15/94                                46,094        52,719
 50,000       U.S. Treasury Bonds, 10.375%, dated
                 7/9/80, due 5/15/95                     47,094        54,250
 75,000       U.S. Treasury Bonds, 10.500%, due
                 2/15/95                                 71,813        80,508
 50,000       U.S. Treasury Bonds, 10.750%, dated
                 1/4/83, due 2/15/03                     46,344        67,407
 75,000       U.S. Treasury Bonds, 10.750%, dated
                 7/2/85, due 8/15/05                     73,875       104,648
 50,000       U.S. Treasury Bonds, 11.625%, dated
                 9/29/82, due 11/15/02                   48,750        70,172
 75,000       U.S. Treasury Bonds, 11.625%, dated
                 10/30/84, due 11/15/04                  73,125       108,914
 50,000       U.S. Treasury Bonds, 11.750%, due
                 2/15/01                                 47,312        68,109
 75,000       U.S. Treasury Bonds, 11.875%, due
                 11/15/03                                74,672       108,562
100,000       U.S. Treasury Bonds, 8.375%, dated
                 4/15/88, due 4/15/95                   100,000       105,500
100,000       U.S. Treasury Bonds, 8.500%, dated
                 2/15/90, due 2/15/00                    99,781       116,125

                                                      1,706,423     2,074,980

           CORPORATE OBLIGATIONS:
200,000      *Rockland Trust Co., Capital Notes,
                 10%, due 10/15/96                      200,000       206,500
140,500      *Rockland Trust Co., Capital Notes,
                 9.50%, due 10/15/96                    137,250       139,271

                                                        337,250       345,771

          CORPORATE COMMON STOCKS:
  1,000      AMP, Inc.                                   37,725        63,125
  3,095      Archer-Daniels-Midland Co.                  14,804        70,411


      The accompanying notes are an integral part of these schedules.

                            THE ROCKLAND TRUST COMPANY
                               PROFIT SHARING TRUST

                                   PLAN NO.  002
                                 E.I.N. 04-1782600
             ITEM 27a-SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              AS OF DECEMBER 31, 1993

                                    (Continued)


Shares or                                                          Quoted
Par Value      Issuer and Description                  Cost      Market Price
           CORPORATE COMMON STOCKS (Continued):

  2,550       Bankcorp Hawaii Inc.                  $ 42,217     $    69,700
  1,000       Bausch & Lomb Inc.                      11,865          51,250
  2,750       Black Hills Corp.                       43,160          62,563
  2,000       Central & Southwest Corp.               16,372          60,500
  2,400       Dean Foods Co.                          45,944          78,300
  1,000       Exxon Corp.                             10,350          63,125
  4,101       Federal Signal Corp.                    23,574         114,828
    700       General Electric Co.                    27,822          73,412
  1,500       Great Lakes Chemical                    20,856         111,938
  1,800       Hillenbrand Industries Inc.             17,539          74,925
 45,859       *Independent Bank Corp.                350,423         212,096
  2,742       Keystone International Inc.             30,094          75,062
  1,000       Melville Corp.                          30,209          40,625
    900       Minnesota Mining and Manufacturing Co.  72,410          97,875
  2,700       NBD Bancorp                             17,460          80,325
    800       Raytheon Co.                            15,143          52,800
  1,000       Rockwell International Corp.            27,485          37,125
  4,875       RPM Inc.                                39,000          84,703
  5,400       Southwestern Energy Co.                 39,019          97,200
  1,050       Stanley Works                           16,903          46,725
  1,600       Suntrust Banks Inc.                     32,296          72,000
  1,200       Teco Energy Inc.                        15,156          54,300

                                                     997,826       1,844,913

           MUTUAL FUND:
 76,952       Wright Near Term Bond Fund             825,994         834,160 (1)

           FIXED INCOME FUND:
              Cash Equivalents-
810,150          SEI Cash Plus Trust Money
                 Market Portfolio, Class A           810,150         810,150 (1)

           CERTIFICATES OF DEPOSIT FUND:
              Cash Equivalents-
   300           SEI Cash Plus Trust Money
                 Market Portfolio, Class A               300             300


      The accompanying notes are an integral part of these schedules.

                         THE ROCKLAND TRUST COMPANY
                            PROFIT SHARING TRUST

                                   PLAN NO.  002
                                 E.I.N. 04-1782600
              ITEM 27a-SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              AS OF DECEMBER 31, 1993

                                    (Continued)


Shares or                                                       Quoted
Par Value       Issuer and Description                Cost    Market Price
             SAVINGS AND CERTIFICATES OF DEPOSIT:
  58,990        Rockland Trust Co., CD, 8.5%,
                dated 2/21/90, due 2/21/94, FBO
                Rockland Trust Co. PFT Sh. CD
                Account                            $    91,371  $   91,371


                   Total investments held at
                   December 31, 1993                $4,977,214   $6,209,545


(1)    Exceeds 5% of Plan net assets.
 *     Party-in-interest to the Plan.


      The accompanying notes are an integral part of these schedules.

                           THE ROCKLAND TRUST COMPANY
                              PROFIT SHARING TRUST

                                   PLAN NO.  002
                                 E.I.N. 04-1782600
                   ITEM 27d-SCHEDULE OF REPORTABLE TRANSACTIONS
                       FOR THE YEAR ENDED DECEMBER 31, 1993


                                                                     Gain
   Identity of Party                   Purchases       Sales        (Loss)
DIVERSIFIED FUND:
   Dreyfus Treasury Prime Cash
      Management                     $ 1,261,750    $ 1,262,450   $    -

FIXED INCOME FUND:
   Dreyfus Treasury Prime Cash
      Management                         526,550        534,000        -
   SEI Cash Plus Trust Money Market
      Fund #32                           811,350          1,200        -

CERTIFICATES OF DEPOSIT FUND:
   Trust for Short-term Government
      Securities                         513,900        513,906        -
   *Rockland Trust Company CD, 8.50%,
      1/17/93                                  -        502,648        -

(1)    Exceeds 5% of Plan net assets.
 *     Party-in-interest to the Plan.


      The accompanying notes are an integral part of these schedules.